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EXHIBIT 10.17

             THE GRAND UNION COMPANY DISCRETIONARY SEVERANCE PLAN
                           FOR NON-UNION ASSOCIATES
                                      AND
                           SUMMARY PLAN DESCRIPTION
                           Effective April 14, 1998

(1)     GENERAL.

The legal name, address and federal employer identification number of the Company are:

        The Grand Union Company                      EIN:  22-1518276
        201 Willowbrook Blvd.
        Wayne, NJ 07470

The Company has established a discretionary severance plan (the "Plan") for all non-exempt, non-union, non-salaried, hourly associates working in the Company's stores and hourly personnel who work in the Company's offices. If after reading this Plan and Summary Plan Description you have any questions, please present them to the Plan Administrator identified in Section (4).

(2)     IDENTIFICATION OF PLAN.

The Plan is known as The Grand Union Company Discretionary Severance Plan for Non-Union Associates. The Company has assigned 529 as the plan identification number.

(3)     TYPE OF PLAN.

The Plan is commonly known as an employee welfare benefit plan, which provides, in the discretion and sole determination of the Plan Administrator, certain severance benefits ("Severance Benefits"). The Plan may provide you with discretionary Severance Benefits if your employment with the Company terminates for any reason specified in Section (6), "Terminations Which May Give Rise to Severance Benefits", unless you are subject to Section (7), "Terminations Which Do Not Give Rise to Severance Benefits". Section (8), "Payment of Severance Benefits", explains how Severance Benefits are calculated and paid. However, even if employment terminates for a reason specified in Section (6), "Terminations Which May Give Rise to Severance Benefits," payment of Severance Benefits is nevertheless completely discretionary in each case and it is an express term and condition of the Plan that the Plan Administrator reserves the absolute right in its sole discretion to determine whether or not Severance Benefits will be paid in any instance, and in what amount.

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As you may know, a governmental agency known as the Pension Benefit Guaranty
Corporation ("PBGC") insures certain benefits payable under plans which provide for fixed and determinable retirement benefits. Since the Plan is not a retirement plan, the PBGC does not include this Plan within its insurance program.

(4)     PLAN ADMINISTRATOR.

The Plan Administrator is the entity that is responsible for administering the Plan. The Company's Vice President of Associate Relations, or such person who is designated as his/her successor, is the Plan Administrator. You may contact the Plan Administrator at the Company's address. The Plan Administrator is responsible for providing you and other participants with information regarding your rights, obligations and benefits under the Plan. The Plan Administrator also has the primary authority for filing the various reports, forms and returns with the Department of Labor and the Internal Revenue Service.

The Plan Administrator has responsibility for making all discretionary determinations under the Plan, for interpreting and construing the terms of the Plan, and for determining Severance Benefits payable thereunder. Any interpretation or determination made by the Plan Administrator pursuant to its discretionary authority shall be given full force and effect, unless it can be shown that the interpretation or determination was arbitrary and capricious.

The Plan Administrator is designated as agent for service of legal process and the address where a processor may serve legal process upon the Plan is:

        The Grand Union Company
        Severance Plan Administrator
        Personnel Benefits Department
        201 Willowbrook Blvd.
        Wayne, NJ 07470

Severance Benefits, when determined by the Plan Administrator to be payable, are paid from the general assets of the Company. There is no separate trust fund from which Severance Benefits are provided. All records of the Plan shall be kept on the basis of the Plan Year, which corresponds with the Company's fiscal year that typically ends on the fourth Saturday in March.

(5)     ELIGIBILITY TO PARTICIPATE.

Subject to all of the terms and conditions of the Plan (including without limitation the condition that eligibility for Severance Benefits in each case is subject to the determination of the Plan Administrator in its sole and absolute discretion), each non-exempt, non-union, nonsalaried, hourly associate of the Company, including hourly personnel working in the Company's offices

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who is actively employed and working, may be eligible to receive a Severance
Benefit under the Plan (hereinafter "Participants").

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(6)     TERMINATIONS WHICH MAY GIVE RISE TO SEVERANCE BENEFITS.

Unless you are subject to Section (7), you may be entitled to receive Severance Benefits if:

        (a) if you are a full time non-exempt, non-union, non-salaried, hourly associate, and you are terminated in connection with a store closing or, you are terminated in connection with a job elimination, a reduction in force for economic reasons, a decision to outsource work performed by Company employees to a third-party service provider, or lack of work, and

        (b) you work up to and including your last scheduled day of employment as determined by the Company, and

        (c) the Plan Administrator determines in its discretion that you are eligible to receive Severance Benefits under the Plan.

As explained in Section (8) below, receipt of Severance Benefits under this Plan is further contingent upon your first executing an Agreement and Release of any claims you have or may have against the Company as of the date you accept Severance Benefits.

(7)     TERMINATIONS WHICH DO NOT GIVE RISE TO SEVERANCE BENEFITS.

You are not entitled to receive Severance Benefits if your employment is terminated on account of death, disability, retirement, voluntary termination or termination for cause, as determined by the Plan Administrator in its sole and absolute discretion. In addition, even if your employment is terminated in connection with a job elimination, a reduction in force for economic reasons or lack of work or store closing as described in Section (6), you are not eligible to receive a Severance Benefit if you decline any offer of transfer to another position or location, or your employment is terminated in connection with the sale of a store or of a major business unit of the Company and you are offered a position with the purchaser. Finally, you are not entitled to receive Severance Benefits under this Plan if you are entitled to receive Severance Benefits under the Grand Union Company Severance Plan for Exempt Personnel or pursuant to a separate written agreement.

(8)     PAYMENT OF SEVERANCE BENEFITS.

Upon executing an Agreement and Release, which releases the Company from any and all claims you have or may have against the Company or any of its officers, directors or employees as of the date you accept Severance Benefits, you may receive Severance Benefits. The Plan Administrator will determine the amount, if any, of Severance Benefits to be paid in all instances. Severance Benefits will not be paid without prior approval in each instance of the pyramid head of the Human Resources Department.

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Any employee of the Company who has a separate written agreement with the
Company which provides for the payment of severance benefits is not eligible to receive Severance Benefits under this Plan.

Hourly associates shall generally receive the equivalent of one week's regular pay for each two years of service to a maximum of 26 weeks of Severance Benefits, as well as a payment equal to the number of whole months employed since the preceding June 1 divided by the twelve times the number of vacation days to which the employee would be entitled on the following June 1.

NOTWITHSTANDING THE ABOVE GUIDELINES, THE PLAN ADMINISTRATOR IN ALL CASES RETAINS THE ABSOLUTE RIGHT AND DISCRETION TO DETERMINE WHETHER AN EMPLOYEE WILL BE OFFERED SEVERANCE BENEFITS AND THE TERMS AND AMOUNT OF THE SEVERANCE BENEFITS, IF ANY. THE PLAN ADMINISTRATOR MAY, IN SOME OR ALL INSTANCES, IMPOSE OTHER LIMITATIONS UPON RECEIPT OF A SEVERANCE BENEFIT HEREUNDER. THIS IS AN EXPRESS TERM AND CONDITION OF THE PLAN.

(9)     DISQUALIFICATION OF PARTICIPANT STATUS/LOSS OF BENEFITS.

There are no specific Plan provisions which provide for a disqualification of your status as a Participant under the Plan or for denial or loss of Plan benefits. If you terminate employment for any reason specified in Section (7), however, you will not be eligible to receive a Severance Benefit. In addition, if you are eligible to receive a Severance Benefit, and the Plan Administrator is unable to locate you at your last address of record with the Company during the ten day period following termination, you may lose eligibility for Severance Benefits under the Plan. Therefore, it is your obligation under the Plan to keep the Company apprised of your mailing address following termination of your employment. Further, the fact that the Company has established this Plan does not confer any right to the payment of Severance Benefits under any circumstance, nor any right to continued employment with the Company, nor does it impose on the Company any obligation to change its policies regarding termination of employment.

(10)    AMENDMENT AND TERMINATION.

The Company reserves the complete and absolute right to terminate, suspend or modify the Plan in whole or in part at any time without notice. No benefits are vested or accrued in connection with the Plan at any time.

(11)    COMPANY ACTION.

Any actions to be taken by the Company under the Plan will be taken by the Company's duly authorized officers. In addition, pursuant to Section 405(c) of the Employee Retirement Income

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Security Act of 1974, as amended, the Company may designate any person or persons to carry out any or all of its fiduciary responsibilities under the Plan.

(12)    CLAIMS PROCEDURE.

You need not file a formal claim with the Plan Administrator in order to receive Severance Benefits under the Plan. When an event occurs which may make you eligible to receive a distribution under the Plan, the Plan Administrator will notify you regarding the distribution of your Severance Benefits. If you disagree with the Plan Administrator's determination of the amount of Severance Benefits under the Plan or with respect to any other decision the Plan Administrator may make regarding your interest in the Plan, the Plan contains an appeal procedure which you must follow. In brief, if the Plan Administrator denies Severance Benefits to you, the Plan Administrator will give you adequate notice in writing setting forth the reason or reasons for the denial and referring you to the pertinent provisions of the Plan supporting the Plan Administrator's decision. If you disagree with the Plan Administrator, you, or a duly authorized representative, must appeal the adverse determination in writing to the Plan Administrator within 75 days after receipt of the notice of denial of Severance Benefits. If you fail to appeal a denial within the 75-day period, the Plan Administrator's determination will be final and binding. If you appeal to the Plan Administrator, you or your duly authorized representative must submit the issues and comments you feel are pertinent to permit the Plan Administrator to re-examine all facts and make a final determination with respect to the denial. The Plan Administrator, in most cases, will make a decision within 60 days of a request on appeal unless special circumstances would make the rendering of a decision within the 60-day period not feasible. In any event, the Plan Administrator must render a decision within 120 days after its receipt of a request for review and must notify you of the extension within 60 days of receipt of the request for review. In the event no decision is rendered within that time period, the appeal is considered denied.

(13)    PARTICIPANT'S RIGHTS UNDER ERISA.

As a Participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan Participants shall be entitled to:

        a) Examine, without charge, at the Plan Administrator's office and at other specified locations, all Plan documents; and

        b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate this Plan,

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called "fiduciaries" of the Plan, have a duty to do so prudently and in the interests of you and other Plan Participants. No one, including the Company or any other person, may terminate you or otherwise discriminate against you in any way to prevent you from obtaining a Severance Benefit or from exercising your rights under ERISA. If your claim for a Severance Benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive the material within 30 days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for Severance Benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the U.S. Labor-Management Services Administration, U.S. Department of Labor.

(14)    FEDERAL AND STATE INCOME TAXATION OF SEVERANCE BENEFITS PAID.

In the event that you do receive Severance Benefits under the Plan, those Severance Benefits will be subject to automatic withholding of applicable federal and state taxes. You must report as income the Plan distributions you receive. We emphasize that you should consult your own tax advisor with respect to the proper method of reporting any distribution you receive from the Plan.


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